UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

43-1792717

(I.R.S. employer identification number)

0-23325

(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On June 27, 2016, Guaranty Federal Bancshares, Inc. (the “Company”) issued a press release announcing the appointment of H. Charles Puls to serve as Executive Vice President, Chief Lending Officer. Mr. Puls’ primary responsibility will be to oversee the management, direction, and development of the bank’s commercial lending and corporate services lines of business.

Mr. Puls, who has more than 23 years of banking experience, served as Senior Vice President, Market President in Southeast Missouri for Regions Bank for the past 9 years. Prior to that, Puls was Senior Vice President, Relationship Manager for Regions Bank, Union Planters Bank, and Capital Bank & Trust in the St. Louis market. Puls is a board member and active volunteer for the American Red Cross and is a graduate of the University of Missouri – St. Louis.

(e) The Company has agreed to pay Mr. Puls an annual salary of $170,000, which will be reviewed annually, and may be increased by the Company. Mr. Puls also received a cash signing bonus of $15,000 on the first day of employment.

There is a written employment agreement (the “Agreement”) between the Company and Mr. Puls which is attached hereto as Exhibit 10.1. The Agreement has a term of one year, unless further extended or earlier terminated pursuant to its terms, and sets forth a minimum base salary payable to the officer and provides that the officer is eligible to participate in the Company’s bonus, incentive, retirement, health and other insurance benefit plans made available to executive-level employees.

The Agreement obligates the Company to pay the officer severance in the event the officer’s employment is terminated by the Company without cause. In the event of the officer’s involuntary termination without cause prior to a change in control of the Company (as defined in the Agreement), Mr. Puls would receive 6 months base pay. Such severance would be made in periodic installments and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

In the event of involuntary termination without cause within 12 months after a change in control of the Company, Mr. Puls would receive 24 months base pay. Such severance would be made in a single lump sum and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

As a condition of entering into the Agreement, Mr. Puls has agreed not to divulge any confidential information during his or her employment or to solicit the Company’s employees or customers for a period of 12 months following the officer’s termination of employment.

Additionally, on June 27, 2016, the Company entered into incentive compensation arrangement with respect to a bonus payable in 2016 for Mr. Puls. The written description of the plan is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated June 27, 2016, between the Company and H. Charles Puls

10.2	Written Description of 2016 Executive Incentive Compensation Annual Plan –Chief Lending Officer

99.1	Press release dated June 27, 2016 (furnished with respect to Item 5.02(c))

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By:
/s/ Shaun A. Burke
Shaun A. Burke
President and Chief Executive Officer

Date: June 28, 2016